Exhibit 2.1

SHARE EXCHANGE AGREEMENT and PLAN of REORGANIZATION

by and among

GOLOGIQ, INC., A NEVADA CORPORATION

NEST EGG INVESTMENTS, LLC, A DELAWARE LIMITED LIABILITY COMPANY

and

THE MEMBERS OF

NEST EGG INVESTMENTS, LLC

NAMED HEREIN

Dated as of January 30, 2023

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of January 30, 2023, is by and among GoLogiq, Inc, a Nevada Corporation (“GOLQ”), Nest Egg Investments, LLC, a Delaware limited liability company (“Nest Egg”), and the Members of Nest Egg set forth on the signature page hereto (the “Members”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A GOLQ is subject to the reporting requirements of the Exchange Act and GOLQ’s common shares are quoted for public trading on the OTC Markets OTCQB Market (the “OTC”).

B. As of the date of this Agreement, GOLQ is authorized to issue one class of stock designated as common stock (“Common Stock”), the total number of shares of which GOLQ is authorized to issue being two hundred million (200,000,000). As of the date of this Agreement GOLQ has approximately forty million, eight hundred forty-four thousand, and eighty-three (40,844,083) shares of common stock issued and outstanding. Further, as of the date of this Agreement, GOLQ is authorized to issue stock designated as preferred stock (“Preferred Stock”), the total number of shares of which GOLQ is authorized to issue being ten million (10,000,000), of which two million (2,000,000) shares of the Preferred Stock are designated as Series A Preferred Stock (“Series A Preferred Stock”) of which two million (2,000,000) shares of the Series A Preferred Stock are issued and outstanding.

C. As of the date of this Agreement Nest Egg is privately held and is authorized to issue one class designated as membership units, the total number of membership units of which Nest Egg is authorized to issue being one million (1,000,000) membership units (the “Nest Egg Units”), of which one million (1,000,000) membership units are issued and outstanding1, which membership units are owned by the Members and represent 100% of the ownership of Nest Egg. The Members are the record and beneficial owners of that number of membership units of Nest Egg Units, or the right to receive such membership units of Nest Egg Units, set forth opposite such Member’s name on Exhibit C-1_hereto.

D. The Members have agreed to exchange all of their Nest Egg Units, or the right to receive such units, for an aggregate of thirty million ($30,000,000) equivalent of newly issued shares of the Common Stock, $0.001 par value, of GOLQ (the “GOLQ Stock”), priced on the fifteen (15) trading day volume weighted average price (“VWAP”) immediately prior to the Closing, which will be subject to resale restrictions as defined in Section 2.

E. The Boards of Directors of each of GOLQ and Nest Egg have determined that it is in the best interests of all of the Parties to execute this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

[1]	The Operating Agreement of Nest Egg characterizes membership units as shares, or membership interests. The Parties hereby agree that “shares”, “membership interests”, and “membership units” are equal in effect as to the representative instrument of the ownership interests of Nest Egg and are deemed to be interchangeable.

ARTICLE I

Exchange of Shares

1.1. Exchange Nest Egg Unit for GOLQ Stock. At the Closing, the Members shall sell, transfer, convey, assign and deliver to GOLQ their Nest Egg Units free and clear of all Liens and other encumbrances in exchange for the GOLQ Stock, and GOLQ shall issue the GOLQ Stock to the Members according to their pro-rata ownership of the Nest Egg Units, adjusted as per the Members instructions as set forth in Exhibit 1.1 hereto.

1.2. Closing. The closing (the “Closing”) of the Transactions contemplated hereby shall take place at the offices of the Kline Law Group, in Irvine, CA commencing at or before 5:00 PM PDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Members

The Members each hereby represent and warrant to GOLQ with respect to themselves, as follows.

2.1. Good Title. Each Member is the record and beneficial owner, and has good title to its Nest Egg Unit, with the right and authority to sell and deliver such Nest Egg Unit. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of GOLQ as the new owner of such Nest Egg Unit in the share register of Nest Egg, GOLQ will receive good title to such Nest Egg Unit, free and clear of all Liens.

2.2. Power and Authority. Each Member has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by each Member to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by each Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Member; and (c) will not violate or breach any contractual obligation to which the Member is a party.

2.4. Litigation. There is no pending proceeding against any Member that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Member, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee. No Member has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6. Purchase Entirely for Own Account. The GOLQ Stock proposed to be acquired by each Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the GOLQ Stock, except in compliance with applicable securities laws.

2.7. Available Information. Each Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in GOLQ. Each Member hereby acknowledges that it has had the opportunity review all publicly available information concerning GOLQ, including, but not limited to all filings made by GOLQ to the SEC pursuant to the Exchange Act

2.8. Non-Registration. Each Member understands that the GOLQ Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein.

2.9. Restricted Securities. Each Member understands that the shares of GOLQ Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the GOLQ Stock would be acquired in a transaction not involving a public offering. The issuance of the GOLQ Stock hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the GOLQ Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Each Member further acknowledges that if the GOLQ Stock is issued to the Member in accordance with the provisions of this Agreement, such GOLQ Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. Each Member is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

2.11. Legends. Each Member hereby understands and acquiesces that the GOLQ Stock will bear the following legend or one substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:

(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend; Consent. Additionally, the GOLQ Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Member consents to GOLQ making a notation on its records or giving instructions to any transfer agent of GOLQ Stock in order to implement the restrictions on transfer of the Shares.

2.13 Lock-Up. No Member shall, during the Lock-up Period, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the GOLQ Stock or any securities convertible into or exercisable or exchangeable for the GOLQ Stock or any rights thereto (including GOLQ Stock or such other securities convertible into or exercisable or exchangeable for GOLQ Stock that may be deemed to be beneficially owned by such Member in accordance with the rules and regulations of the SEC) (collectively, the “Restricted GOLQ Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the GOLQ Stock or such other securities convertible into or exercisable or exchangeable for GOLQ Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the GOLQ Stock or such other securities convertible into or exercisable or exchangeable for the GOLQ Stock, in cash or otherwise. No Member shall, during the Lock-up Period, directly or indirectly limit its right, title or interest or right to vote in any manner any of the Restricted GOLQ Securities, or agree to do any of the following: (i) grant any proxies or powers of attorney with respect to any of the Restricted GOLQ Securities, deposit any of the Restricted GOLQ Securities into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Restricted GOLQ Securities in contravention of the obligations of Member under this Agreement, (ii) permit any Restricted GOLQ Securities to be, or become subject to any liens or (ii) take any other action that would in any way restrict, limit or interfere with the performance of Members’ obligations hereunder or the transactions contemplated by this Agreement. In furtherance of the foregoing, GOLQ and any duly appointed transfer agent for the registration or transfer of the Restricted GOLQ Securities described herein are hereby authorized to decline to make any transfer of Restricted GOLQ Securities if such transfer would constitute a violation or breach of this Section 2.13. The term “Lock-up Period” means the period commencing on the Closing Date and ending the earlier of (A) two years after the completion of the Closing Date or (B) the date on which the GOLQ completes a liquidation, merger, stock exchange or other similar transaction after the Closing Date that results in all of its stockholders having the right to exchange their shares of GOLQ Stock for cash, securities or other property.

ARTICLE III

Representations and Warranties of Nest Egg

Nest Egg represents and warrants as follows to GOLQ.

3.1. Organization, Standing and Power. Nest Egg and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Nest Egg, a material adverse effect on the ability of Nest Egg to perform its obligations under this Agreement or on the ability of Nest Egg to consummate the Transactions (a “Nest Egg Material Adverse Effect”). Nest Egg and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Nest Egg Material Adverse Effect. Nest Egg has delivered to GOLQ true and complete copies of the Nest Egg Charter, the Nest Egg Bylaws, and the comparable charter, organizational documents and other constituent Nest Egg Options of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Nest Egg, by another subsidiary of Nest Egg or by Nest Egg and another subsidiary of Nest Egg, free and clear of all Liens. Except for its interests in its subsidiaries, Nest Egg does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than those set forth in Exhibit 3.2 hereto.

3.3. Capital Structure. The authorized capital stock of Nest Egg consists of one million (1,000,000) membership units. As of the date hereof, one million (1,000,000) units of the Nest Egg membership units are issued and outstanding as set forth in Exhibit 3.3 hereto. No other classes of membership or other voting securities of Nest Egg are issued or reserved for issuance or outstanding. Nest Egg is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding membership units of Nest Egg and the capital stock of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Delaware, the Nest Egg Articles of Incorporation, the Nest Egg Bylaws or any Contract to which Nest Egg is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Nest Egg or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Nest Egg’s membership units or the capital stock of any of its subsidiaries may vote (“Voting Nest Egg Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Nest Egg or any of its subsidiaries is a party or by which any of them is bound (a) obligating Nest Egg or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Nest Egg or any of its subsidiaries or any Voting Nest Egg Debt, (b) obligating Nest Egg or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Nest Egg or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Nest Egg to repurchase, redeem or otherwise acquire any membership units of Nest Egg.

3.4. Authority; Execution and Delivery; Enforceability. Nest Egg has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Nest Egg of this Agreement and the consummation by Nest Egg of the Transactions have been duly authorized and approved by the Board of Directors and Members of Nest Egg and no other corporate proceedings on the part of Nest Egg are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Nest Egg in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5. No Conflicts; Consents. The execution and delivery by Nest Egg of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Nest Egg or any of its subsidiaries under, any provision of (i) the Nest Egg Articles of Incorporation, the Nest Egg Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which Nest Egg or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to Nest Egg or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Nest Egg Material Adverse Effect.

3.6. Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Nest Egg or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. Nest Egg and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Nest Egg Material Adverse Effect.

3.7. Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Nest Egg or any of its subsidiaries.

3.9. Foreign Corrupt Practices. Neither Nest Egg, nor any of its subsidiaries, nor, to Nest Egg’s knowledge, any director, officer, agent, employee or other person acting on behalf of Nest Egg or any of its subsidiaries has, in the course of its actions for, or on behalf of, Nest Egg (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.10. Disclosure. All disclosure provided to GOLQ regarding Nest Egg, its business and the Transactions, furnished by or on behalf of Nest Egg (including Nest Egg’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.11. No Additional Agreements. Nest Egg does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of GOLQ

GOLQ represents and warrants as follows to the Members and Nest Egg:

4.1 Subsidiaries. GOLQ owns, directly or indirectly, no outstanding voting securities of or other interests in, or has any Control over, any other Person, except as set forth in Exhibit 4.1.

4.2 GOLQ Organization and Name. GOLQ is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. GOLQ is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of GOLQ is as set forth in the first paragraph of this Agreement, and except as set forth in Exhibit 4.2, GOLQ currently does not conduct, nor has GOLQ, during the last five (5) years conducted, business under any other name or trade name.

4.3 Authorization; Validity. GOLQ has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of GOLQ, its board of directors, stockholders, or any other Person is necessary or required by GOLQ to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the GOLQ Charter and GOLQ Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of GOLQ to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of GOLQ, enforceable against GOLQ in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. GOLQ knows of no reason why any it cannot perform any of its Obligations under this Agreement or any related agreements.

4.4. Capital Structure. The authorized capital stock of GOLQ is as set forth in Exhibit 4.4 attached hereto. Exhibit 4.4 specifies, for GOLQ, the total number of authorized shares of capital stock, and of such authorized shares, the number which are designated as Common Stock and the number designated as preferred stock. Exhibit 4.4 shall also specify, for GOLQ, as of the date hereof, the number of shares of Common Stock issued and outstanding and the number of shares of preferred stock issued and outstanding. All of the outstanding shares of capital stock of GOLQ are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of GOLQ’s capital stock are subject to preemptive rights or any other similar rights or any Liens, claims or encumbrances suffered or permitted by GOLQ. The Common Stock is currently quoted on the OTCMarkets OTCQB market (the “Principal Trading Market”) under the trading symbol “GOLQ”. GOLQ has received no notice, either oral or written, with respect to continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Issuing GOLQ has maintained all requirements on its part for the continuation of such quotation. Except as set forth in Exhibit 4.4 attached hereto and except for the securities to be issued pursuant to this Agreement, as of the date of this Agreement: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of GOLQ or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which GOLQ or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the GOLQ or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of GOLQ, except as reflected in Exhibit 4.4; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of GOLQ or by which GOLQ is or may become bound, except as reflected in Exhibit 4.4(b); (iii) there are no outstanding registration statements with respect to GOLQ or any of their respective securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of GOLQ; (iv) there are no agreements or arrangements under which GOLQ is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority; (v) there are no financing statements filed with any Governmental Authority securing any obligations of GOLQ or filed in connection with any assets or properties of GOLQ; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of GOLQ which contain any redemption or similar provisions, and there are no contracts or agreements by which such GOLQ is or may become bound to redeem a security of such GOLQ (except pursuant to this Agreement). GOLQ has furnished to Nest Egg complete and correct copies of such GOLQ’s Articles of Incorporation, as amended and as in effect on the date hereof and such GOLQ Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to Nest Egg in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of GOLQ.

4.5 No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the GOLQ Charter, GOLQ Bylaws, or any other organizational or governing documents of any GOLQ; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which GOLQ is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, GOLQ or any of their respective assets. GOLQ is not in violation of the GOLQ Charter, GOLQ Bylaws, or other organizational or governing documents, as applicable, and GOLQ is not in default or breach (and no event has occurred which with notice or lapse of time or both could put GOLQ in default or breach) under, and GOLQ has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which GOLQ is a party or by which any property or assets of GOLQ are bound or affected. No business of GOLQ is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, Nest Egg is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Advisory Fee Shares in accordance with the terms hereof. All consents and approvals which GOLQ is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

4.6 Issuance of Securities. The GOLQ Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all Liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Assuming the accuracy of the Member’s representations under Article II hereof, the issuance of the GOLQ Stock will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7 Compliance With Laws. The nature and transaction of GOLQ’s business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

4.8 Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the Ordinary Course of Business in compliance with all applicable Environmental Laws, GOLQ represents and warrants to GOLQ that, to its knowledge: (i) Nest Egg has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of GOLQ (whether or not owned by GOLQ) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of GOLQ comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to GOLQ’s knowledge, threatened; and (iv) GOLQ has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

4.9 Investment Company. GOLQ is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10 SEC Documents; Financial Statements. GOLQ is subject to the reporting requirements of Sections 12 and 15 of the Exchange Act, and GOLQ has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). Except as set forth in Exhibit 4.10, GOLQ is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or GOLQ has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. GOLQ represents and warrants that true and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to Nest Egg, and Nest Egg acknowledges that it may retrieve all SEC Documents from such website and Nest Egg’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Nest Egg; provided, however, that if Nest Egg is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond Nest Egg’s control, then upon request from Nest Egg, GOLQ shall deliver to Nest Egg true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents). As of their respective dates, the consolidated financial statements of the GOLQ included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of GOLQ as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of GOLQ and its officers, no other information provided by or on behalf of GOLQ to Nest Egg which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

4.11 Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a) There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b) Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by GOLQ other than in the Ordinary Course of Business.

4.12 Litigation and Taxes. Except as set forth in Exhibit 4.12, there is no Proceeding pending, or to GOLQ’s knowledge, threatened, against GOLQ or their respective officers, managers, members or Members, or against or affecting any of their respective assets. In addition, there is no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting GOLQ, its business or assets. GOLQ has not received any material complaint from any Customer, supplier, vendor or employee. GOLQ has duly filed all applicable foreign and U.S. income or other tax returns and has paid all foreign and U.S. income or other taxes when due. There is no Proceeding, controversy or objection pending or threatened in respect of any tax returns of GOLQ.

4.13 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement, and GOLQ is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

4.14 ERISA Obligations. To the knowledge of GOLQ, GOLQ has not or has ever had any Employee Plans subject to ERISA, and GOLQ has no obligations or liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

4.15 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or Proceeding (or threatened litigation or Proceeding or basis therefor) exists which: (i) could adversely affect the ability of GOLQ to perform its obligations under the Agreement; (iii) would constitute a default under the Agreement; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a Material Adverse Effect.

4.16 Liabilities and Indebtedness of GOLQ. GOLQ has no Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in its Ordinary Course of Business since the date of the last Financial Statements filed by GOLQ with the SEC which do not or would not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000) or otherwise have a Material Adverse Effect; or (iii) as set forth in Exhibit 4.16.

4.17 Real Estate.

(a) Real Property Ownership. GOLQ does not own any Real Property.

(b) Real Property Leases. GOLQ leases no Real Property.

4.18 Material Contracts. An accurate, current and complete copy of each of the Material Contracts has been furnished to Nest Egg and/or is readily available as part of the SEC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to Nest Egg prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by GOLQ which, if accepted, would create a Material Contract with such GOLQ. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of GOLQ and its officers, all obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of GOLQ. Further, GOLQ has not received any notice, nor does GOLQ have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

4.19 Title to Assets. GOLQ has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the assets and properties of GOLQ are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.20 Intellectual Property. GOLQ owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. GOLQ has no knowledge of any infringement by GOLQ of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of GOLQ, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to GOLQs’ knowledge, being threatened against, GOLQ regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and GOLQ is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.21 Labor and Employment Matters. Except as set forth in Exhibit 4.21, GOLQ is not involved in any labor dispute or, to the knowledge of GOLQ, is any such dispute threatened. To the knowledge of GOLQ and its officers, none of the employees of GOLQ is a member of a union and GOLQ believes that its relations with its employees are good. To the knowledge of GOLQ and its officers, GOLQ has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22 Insurance. GOLQ is not currently covered by valid, outstanding and enforceable policies of insurance, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as GOLQ is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”). No Insurance Policies are in full force and effect. GOLQ has no reason to believe that it will not be able to obtain Insurance Policies as and when such Insurance Policies as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of GOLQ.

4.23 Permits. GOLQ possesses all Permits necessary to conduct its business, and GOLQ has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and GOLQ is in full compliance with the respective requirements of all such Permits.

4.24 Bank Accounts. Exhibit 4.24 sets forth, with respect to each account of GOLQ with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any Person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other Persons authorized to withdraw funds from each such account.

4.25 Illegal Payments. GOLQ, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of GOLQ has, in the course of his actions for, or on behalf of, GOLQ: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26 Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than the applicable GOLQ could obtain from third parties; and (ii) arm’s length transactions pursuant to which GOLQ makes payments in the Ordinary Course of Business upon terms no less favorable than GOLQ could obtain from third parties, none of the officers, directors, managers, or employees of GOLQ, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of GOLQ (each a “Material Shareholder”), is presently a party to any transaction with GOLQ (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of GOLQ, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of GOLQ or Material Shareholder is an officer, director, trustee or partner. There are no claims, demands, disputes or Proceedings of any nature or kind between GOLQ and any officer, director or employee of GOLQ or any Material Shareholder, or between any of them, relating to GOLQ.

4.27 Internal Accounting Controls. GOLQ’s independent registered public accounting firm is not required to, and has not, performed formal testing of its internal controls or policies and has not issued an independent opinion as to the quality of its internal controls. GOLQ’s management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by GOLQ in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. An evaluation was conducted under the supervision and with the participation of GOLQ’s management of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based on that evaluation, GOLQ’s management concluded that its disclosure controls and procedures were not effective as of such date to ensure that information required to be disclosed in the reports that it files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

4.28 Brokerage Fees. There is no Person acting on behalf of GOLQ who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29 No General Solicitation. GOLQ, nor any of their respective Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Revolving Note, the Advisory Fee Shares or any shares issuable upon conversion of the Revolving Note.

4.30 Private Placement. Assuming the accuracy of the representations and warranties set forth in Article 2 above, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the GOLQ Stock.

4.31 Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to Nest Egg in connection with or in furtherance of this Agreement by or on behalf of GOLQ fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

ARTICLE V

Conditions to Closing

5.1. GOLQ Conditions Precedent. The obligations of the Members and Nest Egg to enter into and complete the Closing are subject, at the option of the Member and Nest Egg, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Nest Egg and the Members in writing.

(a) Conversion of Series A Preferred Stock. Simultaneous with Closing, the Series A Preferred Stockholders (together, “Series A Preferred Stockholders” and each a “Series A Preferred Holder”) shall convert their respective Series A Preferred Stock into Common Stock at the Premium Conversion Ratio as outlined in Section 4(b) of the Series A Preferred Stock Certificate of Designation (the “Series A Preferred Certificate”) on file with the Secretary of State of the state of Nevada. Nest Egg agrees that the Closing satisfies Section 4(b)(ii) of the Series A Preferred Certificate such that, without the payment of additional consideration by the Series A Preferred Holder thereof, each share of Series A Preferred Stock shall be convertible into three (3) fully paid and non-assessable shares of Common Stock.

(b) Representations and Covenants. The representations and warranties of GOLQ contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. GOLQ shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by GOLQ on or prior to the Closing Date.

(c) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Nest Egg or the Members, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of GOLQ.

(d) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by GOLQ for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by GOLQ, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a GOLQ Material Adverse Effect.

(e) Satisfactory Completion of Due Diligence. Nest Egg and the Members shall have completed their legal, accounting and business due diligence of GOLQ and the results thereof shall be satisfactory to Nest Egg and the Member in their sole and absolute discretion.

(f) Issuance of Shares. At the Closing, GOLQ shall deliver to the Members a certificate representing the new shares of GOLQ Stock issued to such Member.

(g) Delivery of Documents At the closing GOLQ shall deliver to the Members and Nest Egg such other documents as Nest Egg may reasonably request for the purpose of facilitating the consummation of the Transactions.

5.2. Nest Egg and Member Conditions Precedent. The obligations of GOLQ to enter into and complete the Closing is subject, at the option of GOLQ, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by GOLQ in writing.

(a) Representations and Covenants. The representations and warranties of the Members and Nest Egg contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Members and Nest Egg shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and Nest Egg on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of GOLQ, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Nest Egg.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members and/or Nest Egg for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Members and/or Nest Egg, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Nest Egg Material Adverse Effect.

(d) Satisfactory Completion of Due Diligence. GOLQ shall have completed its legal, accounting and business due diligence of Nest Egg and the Members and the results thereof shall be satisfactory to GOLQ in its sole and absolute discretion.

(e) Share Transfer Documents. The Members shall have delivered to GOLQ the original certificate(s) representing its Nest Egg Unit, accompanied by a duly executed stock transfer power for transfer by the Members of their Nest Egg Unit to GOLQ.

(f) Regulatory Approvals. Nest Egg and its subsidiaries shall provide all change of control and other required documents to the Financial Industry Regulatory Authority (“FINRA”) that are necessary with respect any regulatory approvals related to the Transaction.

(g) Key Man Agreements. Nest Egg shall have two-year consulting agreements in place with the individuals in Exhibit 5.2(n) that are necessary for the continued operations of its subsidiaries and their compliance with FINRA and other governmental rules and regulations.

ARTICLE VI
Indemnification

6.1. Obligation of Nest Egg and Members to Indemnify. Nest Egg and Members (each a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties” shall indemnify, defend and hold harmless GOLQ and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) and the Company from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Seller Indemnitors contained in this Agreement or (ii) breach by Seller Indemnitors of any covenant or agreement contained in this Agreement.

6.2 Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 6.1(a) (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

6.3 Procedure. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, govern- mental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

ARTICLE VII

Covenants

7.1. Blue Sky Laws. GOLQ shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the GOLQ Stock in connection with this Agreement.

7.2. Public Announcements. GOLQ and Nest Egg will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date. Nest Egg shall take all necessary steps, and provide all required documents, to ensure that Nest Egg and its subsidiaries maintain compliance with all FINRA rules and regulations.

ARTICLE VIII
Miscellaneous

8.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

8.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by GOLQ, Nest Egg and the Members.

8.3. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Members, GOLQ and Nest Egg will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.5. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.6. Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLOGIQ, INC.

By:
	Name:	Brent Suen
	Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

NEST EGG INVESTMENTS, LLC

By:
	Name:	Trent McKendrick
	Title:	Managing Member

[SIGNATURE PAGES CONTINUE]

[Signature Page to Share Exchange Agreement]

THE MEMBERS OF NEST EGG INVESTMENTS, LLC

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

[SIGNATURE PAGES CONTINUE]

[Signature Page to Share Exchange Agreement]

ANNEX A

Definitions

“Series A Preferred Certificate of Designation” means the Certificate of Designation of Series A Preferred Stock of GoLogiq, Inc. on file with the Secretary of State of the State of Nevada.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Nest Egg Bylaws” means the Bylaws of Nest Egg Investments, LLC, as amended to the date of this Agreement.

“Nest Egg Charter” means the Articles of Incorporation of Nest Egg Investments, LLC, as amended to the date of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“GOLQ Bylaws” means the Bylaws of GoLogiq, Inc., as amnded to the date of this Agreement.

“GOLQ Charter” means the Articles of Incorporation of GoLogiq, Inc., as amended to the date of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

EXHIBITS

C-1	Nest Egg Member List/Chart

1.1	Share Exchange Chart

3.2	Nest Egg Subsidiaries

3.3	Nest Egg Capital Structure

4.1	GOLQ Subsidiaries

4.16	GOLQ Liabilities and Indebtedness

4.2	GOLQ Names

4.4	GOLQ Capital Structure

4.10	Exceptions to GOLQ SEC Disclosure

4.12	GOLQ Litigation

4.21	GOLQ Labor Mattes/Disputes

4.24	GOLQ Bank Accounts

5.2(n)	Nest Egg Key Man Agreements